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                                                                    Exhibit 99.1

                                 [TRU-SERV LOGO]

                                EARNINGS RELEASE

                                        For more information, contact:
                                        Shelley Hughes
                                        TruServ Corporation
                                        (773) 695-5258

                     TRUSERV ANNOUNCES FIRST QUARTER RESULTS
                   TruServ reports profits and revenue growth


         CHICAGO, APRIL 30, 2004 - TruServ Corporation reported today revenue of $499.4 million for the quarter ended April 3, 2004, an increase of 10.4 percent or $47.3 million from $452.1 million for the same period a year ago. Net margin for the quarter was $2.1 million versus a net loss of $3.9 million a year ago.

         Approximately half of the sales increase resulted from same store sales improvement, the other half primarily from additional ship days in the quarter. Lower interest expense as a result of the company's August 2003 refinancing at a 4% rate compared to its previous average 13% rate was the principal reason for the net margin improvement.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "The last piece of our turnaround puzzle is to again grow our sales. With the first quarter results in and with the expectations of a continuation of an improving economy in 2004, we are looking forward to putting this piece in place."

         "Our co-op is focused on building a foundation for sustainable growth," added Forbes Lieberman. "With the healthy sales volume we've seen for the last two quarters coupled with the benefits we're getting from the refinancing completed last August, we're well on our way to building a very solid foundation."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2003. The TruServ cooperative includes approximately 6,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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